FIRST AMENDMENT TO CREDIT AGREEMENT                           EXHIBIT 4.1.1

                     FIRST AMENDMENT TO CREDIT
             AGREEMENT BY AND AMONG CONTINENTAL RESOURCES, INC.
        CONTINENTAL GAS, INC. AND BANK ONE, OKLAHOMA, N.A. AND THE
           INSTITUTIONS NAMED IN THE CREDIT AGREEMENT AS BANKS
                 AND BANK ONE, OKLAHOMA, N.A., AS AGENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT ("Amendment"), made and entered into this 10th day of February, 1999, by and among CONTINENTAL RESOURCES, INC., an Oklahoma corporation (individually, "Resources") and CONTINENTAL GAS, INC., an Oklahoma corporation (individually, "Gas") (Resources and Gas are herein-after collectively referred to as "Borrowers" and individually as a "Borrower"), andBANK ONE, OKLAHOMA, N.A., a national banking association ("Bank One-Oklahoma"), and each of the financial institutions which is a party hereto (as evidenced by the signature pages to this Amendment) or which may from time to time become a party hereto pursuant to the provisions of Section 28 of the Credit Agreement or any successor or assignee thereof (hereinafter collectively referred to as "Banks", and individually a "Bank") and Bank One-Oklahoma, as Agent (the "Agent") .


                      W I T N E S S E T H:

     WHEREAS, on May 14, 1998 Borrowers, Banks and Agent entered into that certain Credit Agreement (the "Agreement") whereby Banks provided Borrower with a revolving line of credit in an amount which could not exceed $175,000,000.00 as evidenced by the Note subject to a Borrowing Base.

     WHEREAS, the obligations described in the Agreement are secured by, among other things not specifically set forth herein, certain Oil and Gas Proper-ties and other Collateral; and

     WHEREAS, all capitalized terms not otherwise defined herein shall have those meanings assigned to such terms in the Agreement;

     WHEREAS, Borrower, Banks and Agent desire to amend the Agreement for the first time in order to, among other things not specifically set forth in this recital, amend the dates for reporting semiannual reserve information and for redeterminations of the Borrowing Base.

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, Banks and Agent hereby agree to amend the agreement as follows:


CHANGES TO THE AGREEMENT

     1. Section 7 of the Agreement, Borrowing Base, at Subsection (b), Subsequent Determinations of Borrowing Base, is hereby amended and restated in its entirety as follows:

     (b) Subsequent Determinations of Borrowing Base. Subsequent determinations of the Borrowing Base shall be made by the Banks at least semi-annually on March 1 and September 1 of each year beginning March 1, 1999 or as Unscheduled Redeterminations. In connection with, and as of, each determination of the Borrowing Base, the Banks shall also redetermine the Monthly Commitment Reduction. The Borrowers shall furnish to the Banks as soon as possible but in any event no later than February 1 of each year, beginning February 1, 1999, with an engineering report in form and substance satisfactory to the Agent prepared by an independent petroleum engineering acceptable to Agent covering the Oil and Gas Properties utilizing economic and pricing parameters used by Agent as established from time to time, together with such other information concerning the value of the Oil and Gas Properties as the Agent shall deem necessary to determine the value of the Oil and Gas Properties. By August 1 of each year, or within thirty (30) days after either (I) receipt of notice from Agent that the Banks require an Unscheduled Redetermination, or (ii) the Borrowers give notice to Agent of their desire to have an Unscheduled Redetermi-nation performed, the Borrowers shall furnish to the Banks an engineering report in form and substance satisfactory to Agent prepared by Borrowers' in-house engineering staff valuing the Oil and Gas Properties utilizing economic and pricing parameters used by the Agent as established from time to time, together with such other information, reports and data concerning the value of the Oil and Gas Properties as Agent shall deem reasonably necessary to determine the value of such Oil and Gas Properties.  Agent shall by notice to
the Borrowers no later than March 1 and   September 1 of each year, or within
a reasonable time thereafter (herein called the "Determination Date"), notify the Borrowers of the designation by the Banks of the new Borrowing Base and Monthly Commitment Reduction for the period beginning on such Determination
Date and continuing until, but not including, the next Determination Date.

    If an Unscheduled Redetermination is made by the Banks, the Agent shall notify the Borrowers within a reasonable time after receipt of all requested information of the new Borrowing Base and Monthly Commitment Reduction, and
such new Borrowing Base and Monthly Commitment Reduction shall continue until the next Determination Date. If the Borrowers do not furnish all such informa-tion, reports and data by any date specified in this Section 7(b), the Banks may nonetheless designate the Borrowing Base and Monthly Commitment Reduction
at any amounts which the Banks in their discretion determine and may redesignate the Borrowing Base and Monthly Commitment Reduction from time to time thereafter until the Banks receive all such information, reports and data, whereupon the Banks shall designate a new Borrowing Base and Monthly Commitment Reduction as described above. Each Bank shall determine the amount of the Borrowing Base and Monthly Commitment Reduction based upon the loan collateral value which such Bank in its discretion (using such methodology, assumptions and discounts rates as such Bank customarily uses in assigning col-lateral value to oil and gas properties, oil and gas gathering systems, gas processing and plant operations) assigns to such Oil and Gas Properties and other Collateral of the Borrowers at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrowers and their affiliates) as such Bank customarily considers in evaluating similar oil and gas credits, but such Bank in its dis-cretion shall not be required to give any additional positive value to any Oil and Gas Property over the current economic and pricing parameters used by such
Bank for such Determination Date which additional value is   derived directly
from a hedging, forward sale or swap agreement covering such Oil and Gas Pro-perty as of the date of such determination. All determinations or Unscheduled Redeterminations of the Borrowing Base and the Monthly Commitment Reduction require the approval of Majority Banks; provided, however, that notwithstanding anything to the contrary herein, the amount of the Borrowing Base may not be increased, nor may the Monthly Commitment Reduction be reduced, without the approval of all Banks. If the Banks cannot otherwise agree on the Borrowing Base or the Monthly Commitment Reduction, each Bank shall submit in writing to the Agent its proposed Borrowing Base nd Monthly Commitment Reduction and the Borrowing Base and Monthly Commitment Reduction shall be set on the basis of the weighted average of the Borrowing Bases and the weighted average of the Monthly Commitment Reductions proposed by the Banks. If at any time any of the Oil and Gas Properties are sold, the Borrowing Base then in effect shall automatically be reduced by a sum equal to the amount of prepayment required to be made pursuant to Section 12(r) hereof. The Borrowing Base shall be additionally reduced from time to time pursuant to the provisions of Sections 2(e) and 2(f) hereof. It is expressly understood that the Banks have no obli-gation to designate the Borrowing Base or the Monthly Commitment Reduction at any particular amounts, except in the exercise of their discretion, whether in relation to the Revolving Commitment or otherwise. Provided, however, that the Banks shall not have the obligation to designate a Borrowing Base in an amount in excess of the Revolving Commitment or its legal or internal lending limits. Upon the issuance of any public note issue permitted pursuant to Section 13(f)(iv) hereof, the Banks shall have the right to perform an Unscheduled Redetermination of the Borrowing Base.

    2.   Section 12 of the Agreement, Affirmative Covenants, at Subsection
(a)(iii), Report on Properties, is hereby amended to replace the reference to the months of "April" and "October" with the months of "February" and "August" occurring in the second line of said Section 12(a)(iii).

NOTICES AND WAIVERS.

    Borrower is hereby notified of the following occurrences and the Banks hereby provide the following waivers.

    1. Borrowing Base. Pursuant to Section 2(e) of the Agreement, the Borrowers hereby voluntarily reduce the Borrowing Base from $75,000,000.00 to $25,000,000.00 until March 1, 1999. It is agreed by the Borrowers, the Banks and the Agent that this reduction shall be retroactively effective to the originally scheduled redetermination date of November 1, 1998.

    2. Report on Properties. Banks hereby provide Borrowers with a one-time waiver of the default created by the Borrower's failure to comply with Section 12(a)(iii) of the Agreement by not providing Agent with the engineering reports by November 1, 1998.

    3. Ratio of Debt to Minimum Tangible Net Worth. Banks hereby provide the Borrowers with a one-time waiver of the default created by the Borrower's failure to comply with Section 13 of the Agreement due to their ratio of con-solidated debt to consolidated tangible net worth exceeding 3.25 to 1.0 as of the end of the June 30, 1998 quarterly reporting period.

    4. Loans and Advances. Banks hereby provide Borrower with a one-time waiver of the default created by Borrower's failure to comply with Section
13(h)(iv) of the Agreement pertaining to Resources' loan to Harold Hamm which existed as of June 30, 1998 but has since been repaid.

    The waivers set forth in this Section B are not continuing and pertain only to the specific transactions or occurrences set forth in Subsections 2 through 4 above. The waivers set forth herein are specifically not intended to consti-tute a waiver of any future violations of any portions of the Agreement.

REPRESENTATIONS AND WARRANTIES

     Borrower hereby represents and warrants to Banks that:

     Each Borrower is a corporation, duly organized, legally existing, and in good standing under the laws of the State of Oklahoma, and is duly qualified as a foreign corporation and in good standing in all other states wherein the nature of its business or its assets make such qualification necessary.

    Each Borrower's execution and delivery of this Amendment and performance of its obligations hereunder: (a) are and will be within its corporate powers; (b) are duly authorized by its board of directors; (c) are not and will not be in contravention of any law, statute, rule or regulation, the terms of its articles or certificates of incorporation and bylaws, nor of any preferred stock provision, indenture, agreement or undertaking to which Corporation or any of its properties are bound; (d) do not require any consent or approval (including governmental) which has not been given; and (e) will not result in the imposition of Liens, charges or encumbrances on any of its properties or assets, except those in favor of Banks hereunder.

    This Amendment, when duly executed and delivered, will constitute the legal, valid and binding obligations of each Borrower, enforceable in accor-dance with its terms.

    All financial statements, balance sheets, income statements and other finan-cial data which have been or are hereafter furnished to Banks by each Borrower to induce Banks to make the loans hereunder due, and as to subsequent financial statements will, fairly represent each Borrower's financial condition as of the dates for which the same are furnished. All such financial statements, reports, papers and other data furnished to Banks are and will be, when furnished: pre-pared in accordance with generally accepted accounting principles consistently applied; accurate and correct in all material respects; and complete insofar as completeness may be necessary to give Banks a true and accurate knowledge of the subject matter. Since the date of the last such financial statements, no material adverse change has occurred in the operations or condition, financial or otherwise and other financial data provided to Banks; of either Borrower, nor, to the best of their knowledge, has either Borrower incurred, any material liabilities or made any material investment or guaran-tees, direct or contingent, in any single case or in the aggregate, which has not been disclosed to Banks.

    The Borrower, collectively, is the sole and lawful owner of the Collateral, pledged, mortgaged or assigned by it, and each Borrower has, and as to after acquired property or New Properties will have, good right to cause the Collateral to be hypothecated to Banks as security for the Obligations.

    All of each Borrower's other representations and warranties set forth in the Agreement are true and correct on and as of the date hereof with the same effect as though made and repeated by Borrower as of the date hereof.

CONDITIONS

    The Banks' obligations under the Agreement, as hereby amended, are subject to the following conditions:

    1. The Banks and each Borrower shall have executed and delivered this Amendment.

    2. Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and good standing of Resources and Gas in all jurisdictions covered by the Oil and Gas Properties where such qualification is required and where failure to be qualified or in good standing could reasonably be expected to have a Material Adverse Effect;

    3. The Agent shall have received results of searches of the UCC records of the State of Oklahoma and any and all other applicable jurisdictions from a source acceptable to the Lender and reflecting no Liens, other than Permitted Liens, against any of the Collateral of Resources or Gas as to which perfection of a Lien is accomplished by the filing of a financing statement;

    4. The Agent shall have received certificates evidencing the insurance maintained by the Borrower in compliance with applicable provisions of this Agreement;

    5. Each Borrower's representations and warranties set forth in Section C hereof shall be true and correct on and as of the date hereof, and the date of any subsequent advance with the same effect as though such representation and warranty had been on and as of such date.

    6. Borrower shall have executed any and all mortgages, deeds of trust and/ or any other security documents deemed necessary by Agent in its sole discre-tion.

    7. Each Borrower shall have satisfied all conditions set forth in Section 11 of the Agreement.

    8. As of the date hereof, and the date of any subsequent Advance, no Event of Default nor any event which, with the giving of notice or lapse of time, would constitute an Event of Default shall have occurred and be continuing.

OTHER COVENANTS AND MISCELLANEOUS TERMS

    Except as expressly amended and supplemented hereby, the Agreement shall remain unchanged and in full force and effect, and the same is hereby rati-fied and extended.

    The obligations of Borrowers to Banks, including but not limited to the in-debtedness evidenced by the Note executed in conjunction with the Agreement, shall continue to be secured by the Collateral, without interruption or impairment of any kind.

    The Borrowers hereby agree to pay all reasonable attorney fees and legal ex-penses incurred by Agent in preparation, execution and implementation of this Amendment and any mortgages, deeds of trust, security agreements, pledge agree-ments or any amendments thereto.

    This Amendment shall be construed in accordance with and governed by the laws of the State of Oklahoma, and shall be binding on and inure to the bene-fit of the Borrowers and Banks, and their respective successors and assigns. All obligations of the Borrowers under the Agreement and all rights of Banks and any other holder of the Notes, whether expressed here-in or in any Note, shall be in addition to and not in limitation of those provided by applicable law. Borrowers irrevocably agree that, subject to Banks' sole election, all suits or proceedings arising from or related to the Agreement, as amended, or the Notes may be litigated in courts (whether State or Federal) sitting in Oklahoma City, Oklahoma, and the Borrower hereby irrevocably waives any objection to such jurisdiction and venue.

    This Amendment may be executed in as many counterparts as are deemed necessary or convenient, and it shall not be necessary for the signature of more than any one party to appear on any single counterpart. Each counterpart shall be deemed an original, but all shall be construed to-gether as one and the same instrument. The failure of any party to sign shall not affect or limit the liability of any party executing any such counterpart.

BORROWER:

                        CONTINENTAL RESOURCES, INC., an Oklahoma corporation

                        By: HAROLD HAMM
                            Harold Hamm
                            Title: President


                        CONTINENTAL GAS, INC., an Oklahoma corporation

                        By: RANDY MOEDER
                            Randy Moeder
                            Title: President


BANKS:

                        BANK ONE, OKLAHOMA, N.A.

                        By:  JOHN K. SLAY, JR.
                             John K. Slay, Jr.
                             Title: Sr. Vice President


                        CHASE BANK OF TEXAS, N.A.

                        By: DONNA GERMAN
                            Donna German
                            Title: Vice President


                        GE CAPITAL CORPORATION

                        By: MICHAEL W. DEPRIEST
                            Michael W. Depriest
                            Title: Manager of Operations


                        NATIONAL BANK OF CANADA

                        By: DOUG CLARK
                            Doug Clark
                            Title: Vice President


                        BANK OF SCOTLAND

                        By: ANNIE CHIN TAT
                            Annie Chin Tat
                            Title: Senior Vice President



                        MEESPIERSON CAPITAL CORPORATION

                        By: KARLO LOUMAN
                            Karlo Louman
                            Title: Vice President


                        BANK OF OKLAHOMA, N.A.

                        By: PAM SCHLOEDER
                            Pam Schloeder
                            Title: Vice President


AGENT:

                        BANK ONE, OKLAHOMA, N.A.

                        By: JOHN K. SLAY, JR.
                            John K. Slay, Jr.
                            Title: Sr.  Vice President